Exhibit 99.1

MOZAMBIQUE LNG AND THE GOVERNMENT OF MOZAMBIQUE EXPECT TO MAKE MAJOR ANNOUNCEMENT ON JUNE 18

MAPUTO, Mozambique May 8, 2019 – Following a meeting Tuesday, the President of Mozambique His Excellency Felipe Nyusi and Anadarko Petroleum Corporation Chairman and CEO Al Walker announced plans for Mozambique LNG to make an important announcement during a celebratory event on June 18, 2019 in Maputo. It was also noted that all issues under negotiation between the Government of Mozambique and Anadarko have been satisfactorily resolved.

“We expect June 18 will become a historic day in Mozambique as we announce that one of the most important and transformational projects in our country’s history is ready to advance to the next stage,” said His Excellency President Nyusi. “We recognize Anadarko’s continued commitment to moving this project forward to becoming a reality.”

“With commitments for financing in place, off-take secured, and all other issues under negotiation successfully addressed, we are excited to take the next step with the expected announcement of a Final Investment Decision (FID) for the Mozambique LNG project on June 18,” said Walker. “Mozambique LNG is among the most significant projects that our company or any other has undertaken, given the scale of the project, size of the resource, and the potential long-term transformational benefits it represents for Mozambique. We are grateful for the continued support of the people and government of Mozambique, our co-venturers, and the thousands of men and women working in the Cabo Delgado region to develop this exciting project. We look forward to celebrating the official sanctioning of Mozambique LNG on June 18.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully plan, secure additional government and partner approvals, enter into long-term sales contracts, take FID and the timing thereof, finance, build, and operate the necessary infrastructure and LNG park in Mozambique. See “Risk Factors” in the company’s 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.